As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUENOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0365889
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court

San Diego, California 92121-1121

(858) 202-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Antonius Schuh, Ph.D.

Chief Executive Officer, President and Director

SEQUENOM, Inc.

3595 John Hopkins Court

San Diego, California 92121-1121

(858) 202-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Bradley Peck, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Telephone: (858) 550-6000	Stephen Zaniboni Chief Financial Officer SEQUENOM, Inc. 3595 John Hopkins Court San Diego, California 92121-1121 Telephone: (858) 202-9000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as the registrant shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee (2)

Common Stock, par value $.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock(3)	—		—

Warrants(4)	—		—

Total	$50,000,000	(5)	$6,335

(1)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act.
(3)	Subject to note 5 below, there is being registered hereunder an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon exercise of any warrants issued under this registration statement. The aggregate amount of the registrant’s common stock registered hereunder that may be sold in “at the market” offerings for the account of the registrant is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.
(4)	Subject to note 5 below, there is being registered hereunder an indeterminate number of warrants to purchase common stock.
(5)	In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $50 million. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2004

PROSPECTUS

$50,000,000

SEQUENOM, INC.

Common Stock

Warrants to Purchase Common Stock

References in this prospectus to “we,” “us,” “our,” the “Company” and “SEQUENOM” refer to SEQUENOM, Inc.

This prospectus and the accompanying prospectus supplement will allow us to sell common stock and/or warrants to purchase common stock over time in one or more offerings up to a maximum aggregate initial offering price of $50,000,000. Each time we offer securities, we will provide you with a supplement to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on The Nasdaq National Market under the symbol “SQNM.” The closing sale price of our common stock, as reported on The Nasdaq National Market on January 28, 2004 was $3.82 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 4 AND AS UPDATED IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            , 2004

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock and warrants to purchase common stock in one or more offerings up to a total dollar amount of $50,000,000. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering. Sequenom® and SpectroCHIP® are registered trademarks and MassARRAY™ is a trademark of Sequenom, Inc. This prospectus also contains trademarks and tradenames of other companies.

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SUMMARY

SEQUENOM, Inc.

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risk. Accordingly, please carefully consider the information provided below under the heading “Risk Factors.”

Overview

We are a genetics company organized into two distinct business units: SEQUENOM Genetic Systems and SEQUENOM Pharmaceuticals. We have created high performance DNA analysis technology and a platform that efficiently and precisely measures genetic variation. Both business units capitalize on this platform together with our detailed knowledge of specific genetic variations in humans. SEQUENOM Genetic Systems is dedicated to the sales and support of our platform, called the MassARRAY system, and to the continued expansion of DNA analysis applications for use with our system. SEQUENOM Pharmaceuticals uses MassARRAY technology and our extensive collections of DNA samples from diseased and healthy individuals, to conduct large-scale human genetics studies to systematically identify disease-related genes that affect the health of significant portions of the general population. The information from these studies is used for diagnostic and drug target identification followed by functional testing. Our ultimate goals are diagnostic and therapeutic product development and commercialization.

SEQUENOM Genetic Systems

SEQUENOM Genetic Systems derives revenue primarily from sales of our MassARRAY hardware, software and consumable products. The hardware includes a liquid handling device for sample preparation, a dispensing unit for sample transfer onto chips, a mass spectrometer adapted for nucleic acid analysis, and a bioinformatics workstation that incorporates proprietary software. The consumables include our specially designed array chip. We have been promoting and selling MassARRAY products since 1999.

We have sold over 100 systems worldwide, and MassARRAY technology is accepted as a leading high-performance DNA analysis system. Our list of customers includes leading pharmaceutical companies such as Pfizer and GlaxoSmithKline, academic research centers such as the Whitehead Institute and The Sanger Institute, and government laboratories such as the National Institutes of Health and the U.S. Department of Agriculture. To maximize market penetration and provide customer support for our expanding user base, we have established direct sales and support personnel serving North America, Europe and Asia, in addition to regional distribution partners throughout the world.

During 2002 and 2003, we launched two important core applications for the MassARRAY platform: 1) Quantitative Gene Analysis, which enables a user to precisely quantify the amount of a DNA sequence present, rather than just its presence or absence; and 2) Comparative Sequencing, which allows discovery of unknown DNA variations and detection of known DNA variations. These applications, together with the Genotyping core application (the analysis of genetic polymorphisms, including single nucleotide polymorphisms, or SNPs), expand the flexibility of the MassARRAY platform and increase the addressable market for our MassARRAY products. In addition, our platform and applications use an open system approach that allows our customers to adapt our core applications for novel uses or methods. With this open approach, we are able to publish application notes to communicate to our customers new methods for using the MassARRAY system without the need to develop new system components.

In late 2003 we began marketing a smaller and lower-throughput benchtop version of our MassARRAY platform. This version provides comparable data quality to the higher throughput version but has an upfront capital cost of approximately one half of that of the higher throughput version, which may expand our market potential.

SEQUENOM Pharmaceuticals

SEQUENOM Pharmaceuticals applies human genetics to systematically identify disease-associated genes that affect the health of significant portions of the overall population. We identify candidate genes and related targets indicating association with a disease by comparing DNA samples from diseased individuals with DNA samples from healthy individuals. This is done using a large number of genetic markers that span the human genome, a process we call a “genome scan.” We then determine statistically significant associations between genetic markers and disease and replicate our findings in independent populations. We then biologically validate these associations in multiple human cell types using a set of biological screening technologies.

We have completed 12 scans of the human genome. We have identified candidate genes indicating association with the following diseases: breast cancer, lung cancer, prostate cancer, melanoma, schizophrenia, type II diabetes (adult-onset diabetes), obesity, dyslipidemia (HDL-cholesterol), hypertension, osteoarthritis and osteoporosis.

We have selected over 60 candidate disease genes for further development and potential drug discovery based upon our ability to replicate our disease association findings in independent populations or based upon other scientific support. As with other similarly situated companies, our resources are insufficient to take such a large number of candidate disease genes forward into drug discovery and possibly therapeutic development. For the majority of our candidate disease genes and related targets, our strategy includes pursuing partnering opportunities with larger pharmaceutical and biotechnology companies with the appropriate expertise and resources to potentially further advance our candidate disease genes and related targets down the path of drug or diagnostic development. We may also pursue joint development or other partnering strategies with other biotechnology companies and smaller pharmaceutical companies.

In December 2003 we partnered our osteoporosis candidate genes with Procter & Gamble Pharmaceuticals. P&G Pharmaceuticals discovered and developed Actonel®, a leading osteoporosis drug. Under our agreement we licensed exclusive rights to our proprietary osteoporosis candidate genes to P&G Pharmaceuticals who will conduct biological validation studies on these candidate genes using complex biological and animal models and potentially develop therapeutic products. In addition to royalties on therapeutic product sales, we are entitled to receive license and milestone payments that could potentially reach $30 million based on the successful clinical development and launch of new drugs in multiple targets. Under the agreement, we retain diagnostic rights to the osteoporosis candidate genes and related targets.

We have also begun internal drug discovery programs for a small number of selected candidate genes and related targets. Our internal drug discovery programs include genes and related targets indicating associations with lung, breast and other cancers, and type II diabetes and are at various stages of target validation and drug screening. We have also identified several targets appropriate for potential monoclonal antibody therapeutics. We intend to pursue partnering opportunities with respect to the most promising of these antibody targets to facilitate potential therapeutic product development and maintain internal focus on small molecule discovery programs.

Our novel genetic markers also present potential opportunities for new molecular diagnostic tests. We have identified genetic variants in five genes that appear to affect the probability that a woman will develop breast cancer. We continue to develop diagnostic test panels for this and other diseases. We plan to pursue out-licensing opportunities for our diagnostics intellectual property under royalty bearing agreements with diagnostic companies with the goal of expediting home-brew and in vitro diagnostic test development and commercialization.

Other Information

SEQUENOM is incorporated under the laws of the state of Delaware. Our principal offices are located at 3595 John Hopkins Court, San Diego, California 92121, and our telephone number is (858) 202-9000. We maintain a worldwide website at www.sequenom.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site. Our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with, or furnish to, the SEC are currently available free of charge to the general public through a link to the SEC’s website on our website at www.sequenom.com. These reports are accessible through our website at a reasonably practicable time after being filed with, or furnished to, the SEC.

The Securities We May Offer

We may offer shares of our common stock and warrants to purchase shares of our common stock, with a total value of up to $50 million, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. We may issue warrants independently or together with common stock and in one or more series from time to time. This prospectus provides you with a general description of the securities we may offer, including certain general features of the warrants. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. We urge you to read the prospectus supplements related to any securities being offered. If we issue warrants, complete warrant agreements and warrant certificates containing the specific terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from an amendment to the registration statement or reports we file with the SEC.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. If we do so, we, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement the names of those underwriters, dealers or agents, applicable fees, discounts and commissions to be paid to them, details regarding over-allotment options and the net proceeds to us.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference.

Investment in our securities involves a high degree of risk. You should carefully consider the following discussion of risks and the risks described in any applicable prospectus supplement, together with all of the information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. The following risk factors relate to our business and qualify the statements made in this prospectus about our business. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business.

Risks and Uncertainties Related to Our Business

The following is a summary of the many risks we face in our business. You should carefully read these risks and uncertainties in evaluating our business.

We have a limited operating history.

We are a relatively new company and, for the most part, our technologies, particularly in the SEQUENOM Pharmaceuticals business unit, are still in the early stages of development. For the SEQUENOM Genetic Systems business unit, we have a limited history of commercial sales and we continue to commercialize new products and create new applications for our products. You should evaluate us in the context of the uncertainties and complexities affecting an early stage company developing products and applications in the life science and pharmaceutical industries. We need to make significant investments to ensure our products perform properly and are cost-effective. We will need to obtain certain regulatory approvals to sell our products for diagnostic and therapeutic applications and it is uncertain whether such approvals will be granted. Even if we develop products for commercial use and obtain all necessary regulatory approval, we may not be able to develop products that:

•	can be manufactured in sufficient quantities or at a reasonable cost;

•	can be marketed and sold successfully;

•	are accepted in the genomic, diagnostic, pharmaceutical or other markets;

•	meet customers’ demands;

•	do not infringe the intellectual property rights of others; or

•	have significant intellectual property protection or are otherwise protected from competition by others.

We have a history of operating losses, anticipate future losses and may never become profitable.

We have experienced significant operating losses in each period since our inception. At September 30, 2003, our accumulated deficit was approximately $371.4 million. These losses have resulted principally from costs incurred in research and development, from selling, general and administrative costs associated with our operations and the write-down to the carrying value of acquired goodwill and intangibles. We expect to incur operating losses in the future as a result of expenses associated with research and product development, production, marketing and selling, and general and administrative costs as well as costs associated with consolidating and completing the integration of any business or technology that we may acquire in the future. Our general and administrative costs are likely to increase as we seek to comply with evolving standards for corporate governance and public disclosure, and as we continue to file and prosecute patent applications protecting our inventions. To achieve profitability, we would need to generate significant additional revenue with positive gross margins. It is uncertain when, if ever, we will become profitable as a company, or when, if ever, the SEQUENOM Genetic Systems or SEQUENOM Pharmaceutical business units will become profitable, or cash-flow positive. Even if we were to become profitable, we might not be able to sustain or increase profitability on a quarterly or annual basis.

Our operating results may fluctuate significantly.

Our revenues and results of operations may fluctuate significantly, depending on a variety of factors, including the following:

•	our ability to enter into and maintain strategic collaborations;

•	our success in selling, and changes in the demand for, our products and services;

•	demand for and our success in selling the recently introduced lower-throughput benchtop version of our MassARRAY platform, also known as our Compact system;

•	our success in promoting applications, such as gene expression analysis, for use with our products;

•	our success in depleting or reducing current product inventories in view of new or upcoming product introductions;

•	the pricing of our products and services;

•	variations in the timing of payments from customers and collaborative partners and the recognition of these payments as revenues;

•	the timing of any new product or service offerings;

•	the introduction of new products and services by our competitors;

•	changes in the research and development budgets of our customers and collaborative partners;

•	changes in the regulatory environment affecting health care and health care providers;

•	our progress with research and development, particularly in our SEQUENOM Pharmaceuticals business unit;

•	our ability to identify, validate, promote, and license or sell, candidate disease gene markers that may lead to future therapeutic or diagnostic products;

•	the cost and timing of our adoption of new technologies;

•	the cost, quality and availability of our consumable chips, also known as SpectroCHIP bioarrays, oligonucleotides, DNA samples, tissue samples, reagents and related components and technologies;

•	the cost of integrating and consolidating any business that we may acquire in the future into our business;

•	our ability to conduct preclinical studies and clinical trials of any potential therapeutic, diagnostic or other products and obtain regulatory approval of any potential products;

•	the extent to which parties may seek to circumvent our patent rights; and

•	expenses related to, and the results of, any litigation or other proceedings relating to intellectual property rights, employee ownership rights in or entitlements to royalties from employee inventions, or other types of obligations or rights.

Our revenues and operating results are difficult to predict because they depend on the number, timing and type of MassARRAY system placements that we make during the year, the number, timing and types of software licensed or sold, the quantity and timing of consumables sales for the installed base of systems, the completion of milestones in service and research agreements and the duration of and progress made under revenue-generating license agreements and collaborative programs with partners. Delay in generating revenues could cause significant variations in our operating results from year to year and could result in increased operating losses.

We believe that period-to-period comparisons of our financial results will not necessarily be meaningful. You should not rely on these comparisons as an indication of our future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, our stock price will likely fall.

We will need additional capital in the future to support our growth.

Based on our current plans, we believe our cash, cash equivalents and short-term investments will be sufficient to fund our operating expenses, debt obligations and capital requirements at least through 2005. However, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include but are not limited to:

•	the size of our future operating losses;

•	the level of our success in selling our MassARRAY products and services;

•	our ability to introduce and sell new products and services, and successfully reduce inventory levels of earlier products;

•	the level of our selling, general and administrative expenses;

•	our success in and the expenses associated with researching and developing diagnostic and therapeutic products, alone or in collaboration with our partners, and obtaining any required regulatory approval for those products;

•	the extent of our research and development pursuits, including our level of investment in MassARRAY product research and development, and particularly including our level of investment in drug discovery and development programs in the SEQUENOM Pharmaceuticals business unit;

•	the extent to which we enter into, maintain, and derive revenues from licensing agreements, research and other collaborations, joint ventures and other business arrangements;

•	the extent to which we acquire technologies or companies;

•	our success in consolidating and integrating into our business any business that we may acquire in the future;

•	the level of our acquisition and integration expenses, including tax and other liabilities from the Gemini Genomics plc, Axiom Biotechnologies, Inc., or other acquisitions;

•	the level of our expenses associated with filing and prosecuting patent applications;

•	the extent to which parties may seek to re-use our consumable chips;

•	the level of our legal expenses including those expenses associated with intellectual property related litigation, other litigation, and termination of agreements; and

•	regulatory changes, competition, and technological developments in our markets.

When we require additional funds, general market conditions or the then-current market price of our common stock may not support capital raising transactions such as an additional public or private offering of our common stock or other securities. If additional funds are required and we are unable to obtain them on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of our products, to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity. If we raise additional funds by selling shares of our capital stock, the ownership interest of our stockholders will be diluted.

A reduction in revenues from sales of MassARRAY products would harm our business.

A decline in the demand for MassARRAY systems and consumables, or a demand for less expensive versions of the MassARRAY system, would reduce our total revenues and harm our business. We expect that sales of MassARRAY systems and consumables will account for a substantial portion of our total revenues for the foreseeable future. The following factors, among others, would reduce the demand for MassARRAY products:

•	competition from other products;

•	failure of single nucleotide polymorphisms, or SNPs, to demonstrate medical relevance;

•	changes in fiscal policies and the economy which negatively impact customer buying decisions;

•	negative publicity or evaluations, particularly with respect to product warranty and repair and troubleshooting services provided to existing customers; and

•	intellectual property claims or litigation.

Our revenues are subject to the risks faced by pharmaceutical, diagnostic, and biotechnology companies and governmental and other research institutions.

We expect that our revenues in the foreseeable future will be derived primarily from MassARRAY system products and services provided to pharmaceutical and biotechnology companies and governmental and other research institutions. Our operating results could fluctuate substantially due to reductions and delays in research and development expenditures by these customers. These reductions and delays could result from factors such as:

•	changes in economic conditions and possible country-based boycotts;

•	changes in government programs that provide funding;

•	changes in the regulatory environment affecting health care and health care providers;

•	pricing pressures and reimbursement policies;

•	market-driven pressures on companies to consolidate and reduce costs; and

•	other factors affecting research and development spending.

None of these factors are within our control.

We depend on sales of our consumable chips and other MassARRAY consumables for a significant portion of our revenues.

Sales of our consumable chips and other consumables for the MassARRAY system are an important source of revenue. Factors which may limit the use of our consumable chips and other consumables include:

•	the extent of our customers’ level of utilization of their MassARRAY systems;

•	failure to sell additional MassARRAY systems;

•	the training of customer personnel;

•	the acceptance of our technology by our customers;

•	the extent to which parties may seek to circumvent our patent rights; and

•	intellectual property or licensing claims or litigation.

If our customers are unable to adequately prepare samples for our MassARRAY system, the overall market demand for our products would decline.

Before using the MassARRAY system, customers must prepare samples by following several steps that are subject to human error, including DNA isolation and DNA amplification. If DNA samples are not prepared appropriately, or the proposed assays are too complex, the MassARRAY system may not generate a reading or a correct reading. If our customers experience these difficulties, they might achieve lower levels of throughput than specified for the system. If our customers are unable to generate expected levels of throughput, they might not continue to purchase our consumables, they could express their discontent with our products to others, or they could collaborate with others to jointly benefit from the use of our products. Any or all of these actions would reduce the overall market demand for our products.

The sales cycles for our products and for licensing our SNP and gene target discoveries are lengthy, and we may expend substantial funds and management effort with no assurance of successfully selling our products or services or licensing our SNP and gene target discoveries.

Our sales cycle for the products sold by our SEQUENOM Genetic Systems business unit is typically lengthy. Our sales cycle for licensing the SNP and gene target discoveries from our Pharmaceuticals business unit is typically lengthy. Our sales efforts and our licensing efforts require the effective demonstration of the benefits and differentiation and validation of our products, services, and discoveries, to, and significant training of, multiple personnel and departments within a potential customer. We may be required to negotiate agreements containing terms unique to each prospective customer or licensee which would lengthen the sales cycle. We may expend substantial funds and management effort with no assurance that we will sell our products or services or license our discoveries.

We may not be able to successfully adapt our products for commercial applications.

A number of potential applications of our MassARRAY technology may require significant enhancements in our core technology. If we are unable to complete the development, introduction or scale-up of any product, or if any of our new products or applications, such as gene expression analysis, do not achieve a significant level of market acceptance, our business, financial condition and results of operations could be seriously harmed. We may fail to sustain the market acceptance of our products that have been already established, such as our MassARRAY systems, or of new products and applications. Sustaining or achieving market acceptance will depend on many factors, including demonstrating to customers that our technology is cost competitive or superior to other technologies and products that are available now or that may become available in the future. We believe that our revenue growth and profitability will substantially depend on our ability to overcome significant technological challenges and successfully introduce our newly developed products, applications and services into the marketplace.

We have limited commercial production capability and experience and may encounter production problems or delays, which could result in lower revenue.

We partially assemble the MassARRAY system and partially manufacture our consumable chips and MassARRAY kits. To date, we have only produced these products in moderate quantities. Our customers require that we comply with current good manufacturing practices that we may not be able to meet. We may not be able to maintain acceptable quality standards as we continue or ramp up production. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory. We may not be able to produce sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We might not be able to successfully outsource our production or enter into licensing or other arrangements with these third parties, which would adversely affect our business.

We depend on third-party products and services and limited sources of supply to develop and manufacture our products.

We rely on outside vendors to supply certain products and the components and materials used in our products. Some of these products, components and materials are obtained from a single supplier or a limited group of suppliers. We have experienced quality problems with and delays in receiving wafers used to produce our consumable chips, and also had technical difficulties with our pin-tool nanoliter transfer device, which are used with the operation of the MassARRAY system. We have also experienced software and operational difficulties with our MassARRAY Compact system. Our reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several risks, including:

•	the inability to obtain an adequate supply of properly functioning, required products, components and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier or other supply constraints;

•	reduced control over quality and pricing of products, components and materials; and

•	delays and long lead times in receiving products, components or materials from vendors.

We may not successfully develop or derive revenues from our gene discovery programs.

The SEQUENOM Pharmaceuticals business unit’s gene discovery programs are still in a relatively early stage of implementation, continue to evolve, and may not result in marketable products. We are directing our technology and development focus primarily toward identifying and validating genes that are believed to be responsible for, or indicate the presence of, certain diseases.

We have only identified a limited number of specific candidate genes under our research programs. Our technologies and approach to gene discovery may not enable us to successfully identify the specific genes that cause or predispose individuals to the complex diseases that are the targets of our efforts. The diseases we are targeting are generally believed to be caused by a number of genetic and environmental factors. It may not be possible to address such diseases through gene-based therapeutic or diagnostic products. Even if we are successful in identifying specific genes, our discoveries may not lead to the development of commercial products, or otherwise generate revenue.

A reduction or lack of revenues from service contracts and collaborations would harm our business.

Lack of demand for our genetic services or a reduction in the level of services performed on behalf of collaborators would reduce our total revenues and harm our business. We expect that revenue from service and research contracts may account for a small portion of our total revenues for the foreseeable future. The following factors, among others, may reduce or eliminate the demand for our services and reduce or eliminate revenues generated from such services:

•	competition from other providers of similar services;

•	failure of SNPs to demonstrate medical relevance;

•	changes in fiscal policies and the economy which negatively impact customer buying decisions;

•	negative publicity or evaluations;

•	intellectual property claims or litigation;

•	our ability to secure further collaborations on favorable terms; or

•	technological changes rendering our services uncompetitive.

We and our collaborative partners may not be successful in developing or commercializing therapeutic, diagnostic or other products using our products, services or discoveries.

Development of therapeutic, diagnostic and other products based on our discoveries or our collaborative partners’ discoveries will be subject to risks of failure inherent in the development and commercial viability of any such product, such as demand for such product. These risks further include the possibility that such product would:

•	be found to be ineffective, unreliable, or otherwise inadequate;

•	be found to be toxic;

•	fail to receive necessary regulatory approvals;

•	be difficult or impossible to manufacture on a commercial scale;

•	be uneconomical to market;

•	fail to be successfully commercialized if adequate reimbursement from government health administration authorities, private health insurers and other organizations for the costs of these products is unavailable;

•	be impossible to commercialize because they infringe on the proprietary rights of others or compete with products marketed by others that are superior; or

•	fail to be commercialized prior to the successful marketing of similar products by competitors.

If a collaborator or we discover therapeutic, diagnostic or other products using our products, services or discoveries in a collaboration, we may rely on that collaborator for product development, regulatory approval, manufacturing and marketing of those products before we can realize revenue and some or all of the milestone payments, royalties or other payments we may be entitled to under the terms of the collaboration agreement. If we are unable to successfully achieve milestones or our collaborative partners fail to develop successful products, we will not earn the revenues contemplated. Our collaboration agreements may allow our collaborators significant discretion in electing whether to pursue any of these activities. We cannot control the amount and timing of resources our collaborators may devote to our programs or potential products. As a result, we cannot be certain that our collaborators will choose to develop or commercialize any products or will be successful in doing so. In addition, if a collaborator is involved in a business combination, such as a merger or acquisition, or changes its business focus, its performance under its agreement with us may suffer and, as a result, we may not generate any revenues or only limited revenues from the royalty, milestone and similar payment provisions contained in our agreement with that collaborator.

We may not successfully obtain regulatory approval of any therapeutic, diagnostic or other product which we or our collaborative partners develop.

The Food and Drug Administration, or FDA, must approve any drug product before it can be marketed in the United States. A drug product must also be approved by regulatory agencies of foreign governments before the product can be sold outside the United States. Before a new drug application can be filed with the FDA, the potential product must undergo preclinical testing and clinical trials. Commercialization of any therapeutic, diagnostic or other product that we or our collaborators develop would depend upon successful completion of preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive and uncertain processes, and we do not know whether we, or any of our collaborative partners, would be permitted or able to undertake clinical trials of any potential products. It may take us or our collaborative partners many years to complete any such testing, and failure could occur at any stage. Preliminary results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Delays or rejections of potential products may be encountered based on changes in regulatory policy for product approval during the period of product development and regulatory agency review. If our projects reach clinical trials, we or our collaborative partners could decide to discontinue development of any or all of these projects at any time for commercial, scientific or other reasons.

If we do not have adequate access to genetic materials, we will not be able to develop our pharmaceuticals business.

We depend on others for the collection of extensive and detailed clinical data and the collection and storage of large quantities of genetic material, such as DNA, and other biological samples. We need access to normal and diseased human tissue samples and other biological materials and the related clinical and other information to develop our products and services. We may not be able to obtain or maintain access to these materials and information. If the validity of the consents obtained from our volunteers or our collaborators’ volunteers were to be challenged, we could lose access to valuable genetic material and information. Government regulation in the United States and foreign countries could result in restricted access to or use of human DNA and other types of samples. If we were to lose access to sufficient numbers or sources of tissue samples, or if tighter restrictions were to be imposed on our use of the information generated from samples, our business would suffer.

If the validity of the consents from volunteers were to be challenged, we could be forced to stop using some of our resources, which would hinder our gene discovery and validation programs.

We have attempted to ensure that all clinical data and genetic and other biological samples that we receive from our subsidiaries and our clinical collaborators have been collected from volunteers who have provided our collaborators or us with appropriate consents for the data and samples to be used for purposes which extend to cover our gene discovery programs and other activities. We have attempted to ensure that data and samples that have been collected by our clinical collaborators are provided to us on an anonymous basis. We have also attempted to ensure that the volunteers from whom our data and samples are collected do not retain or have conferred on them any proprietary or commercial rights to the data or any discoveries derived from them. Our clinical collaborators are based in a number of different countries, and to a large extent we rely upon our clinical collaborators for appropriate compliance with the voluntary consents provided and with local law and regulation. That our data and samples come from and are collected by entities based in different countries results in complex legal questions regarding the adequacy of consents and the status of genetic material under a large number of different legal systems. The consents obtained in any particular country could be challenged in the future, and those consents could prove invalid, unlawful or otherwise inadequate for our purposes. Any findings against us or our clinical collaborators could deny us access to or force us to stop using some of our clinical or genetic resources which would hinder our gene discovery programs. We could become involved in legal challenges which could consume a substantial proportion of our management and financial resources.

If we cannot obtain licenses to patented SNPs and genes, we could be prevented from obtaining significant revenue or becoming profitable.

The U.S. Patent and Trademark Office has issued and continues to issue patents claiming SNP and gene discoveries and their related associations and functions. If certain SNPs and genes are patented, we will need to obtain rights to those SNPs and genes to develop, use and sell related assays and other types of products or services utilizing such SNPs and genes. Required licenses may not be available on commercially acceptable terms. If we were to fail to obtain licenses to certain patented SNPs and genes, we might never achieve significant revenue or become profitable.

If the medical relevance of SNPs is not demonstrated or is not recognized by others, we may have less demand for our products and services and may have less opportunity to enter into diagnostic and therapeutic product development and commercialization collaborations with others.

Some of the products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes and SNPs may help scientists better understand complex disease processes. Scientists generally have a limited understanding of the role of genes and SNPs in diseases, and few products based on gene discoveries have been developed. We cannot be certain that genetic information will play a key role in the development of drugs and diagnostics or other products in the future, or that any genetic-based findings would be accepted by diagnostic, pharmaceutical or biotechnology companies or by any other potential market or industry segment. If we or our customers or collaborators are unable to generate valuable information that can be used to develop these drugs and diagnostics or other products, the demand for our products and services will be reduced and our business will be harmed.

We may not be able to form and maintain the collaborative relationships that our business strategy requires and such relationships may lead to disputes over technology rights.

We form research collaborations and licensing arrangements with collaborators to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products, such as our proposed thermocycler product, or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs will suffer. If we increase the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators will increase.

Our government grants provide the government certain license rights to inventions resulting from funded work. Our business could be harmed if the government exercises those rights.

If we do not succeed in obtaining development and marketing rights for products developed in collaboration with others, our revenue and profitability could be reduced.

Our business strategy includes, in part, the development of products in collaboration with others, or utilizing the technology of others, and we intend to obtain commercialization or royalty rights to those products. If we are unable to obtain rights to those products, or are unable to do so on favorable financial terms, our revenue and profitability could be reduced. To date, we have initiated limited activities towards commercializing products, including the thermocycler product, developed in collaboration with, or utilizing the technology of, others. Even if we obtain commercialization rights, commercialization of products, including the thermocycler product, may require resources that we do not currently possess and may not be able to develop or obtain, or commercialization may be financially unattractive based upon the revenue-sharing terms offered by potential licensors or provided for in the relevant agreement.

Ethical, privacy or other concerns about the use of genetic information could reduce demand for our products and services.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may limit or otherwise regulate the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Such concerns may lead individuals to refuse to use genetics tests even if permitted. Any of these scenarios could reduce the potential markets for our products and services, which would seriously harm our business, financial condition and results of operations.

If we breach any of the terms of our license or supply agreements, the termination of such agreements could result in our loss of access to critical components and could delay or suspend our commercialization efforts.

We have acquired or licensed components of our technology from third parties. Our failure to maintain the right to use these components would seriously harm our business, financial condition and results of operations. Changes to or termination of our agreements with these third parties could result in the loss of access to these aspects of our technology and could delay or suspend our commercialization efforts.

We may not successfully integrate acquired businesses.

We may acquire additional businesses or technologies, or enter into other strategic transactions. Managing any future acquisitions will entail numerous operational and financial risks, including:

•	the inability to retain key employees of any acquired businesses or hire enough qualified personnel to staff any new or expanded operations;

•	the impairment of relationships with key customers of acquired businesses due to changes in management and ownership of the acquired businesses;

•	the inability to sublease on financially acceptable terms excess leased space or terminate lease obligations of acquired businesses that are not necessary or useful for the operation of our business;

•	the exposure to federal, state, local and foreign tax liabilities in connection with any acquisition or the integration of any acquired businesses;

•	the exposure to unknown liabilities;

•	higher than expected acquisition and integration costs that would cause our quarterly and annual operating results to fluctuate;

•	increased amortization expenses if an acquisition results in significant goodwill or other intangible assets;

•	combining the operations and personnel of acquired businesses with our own, which would be difficult and costly; and

•	integrating or completing the development and application of any acquired technologies, which would disrupt our business and divert management’s time and attention.

We may not have the resources required to successfully compete in the biotechnology industry.

The biotechnology industry is highly competitive. We expect to compete with a broad range of companies in the United States and other countries that are engaged in the development and production of products, services and strategies to analyze genetic information and strategies to develop and commercialize therapeutic and diagnostic products. They include:

•	biotechnology, pharmaceutical, diagnostic, chemical and other companies;

•	academic and scientific institutions;

•	governmental agencies; and

•	public and private research organizations.

Many of our competitors have much greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Our competitors may offer broader product lines, services and have greater name recognition than we do. Several companies are currently making or developing products that compete with our products. Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that may render our technologies or products obsolete. We may also compete against some of our customers, which would adversely affect our relationships with them.

Our ability to compete in the market may decline if we lose some of our intellectual property rights.

Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. Our patent applications may not result in the issue of patents in the United States or other countries. Our patents may not afford meaningful protection for our technology and products. Others may challenge our patents, and as a result, our patents could be narrowed or invalidated or become unenforceable. Competitors may develop products similar to ours that do not conflict with our patents. Others may develop products for use with the MassARRAY system in violation of our patents, or by operating around our patents or license agreements, which could reduce sales of our consumables. To protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or litigation against others. These activities would be expensive, take significant time and divert management’s attention from other business concerns. The patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions that are often the subject of litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be accused of infringing on the patent rights or misappropriating the proprietary rights of others. From time to time, we receive letters from companies regarding their issued patents and patent applications alleging or suggesting possible infringement. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation would adversely affect our business, financial condition and results of operations. Litigation is also time consuming and would divert management’s attention and resources away from our operations and other activities. If we were not to prevail in any litigation, in addition to any damages we would have to pay, we could be required to stop the infringing activity or obtain a license. Any required license might not be available to us on acceptable terms. Some licenses might be non-exclusive, and our competitors could have access to the same technology licensed to us. If we were to fail to obtain a required license or were unable to design around a patent, we would be unable to sell or continue to develop some of our products, which would have a material adverse affect on our business, financial condition and results of operations.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable others to use our technology and reduce our ability to compete with them.

We require our employees, consultants, advisors and collaborators to execute confidentiality agreements and in certain cases, assignment or license agreements. We cannot guarantee that these agreements will provide us with adequate intellectual property ownership or protection against improper or unauthorized use or disclosure of confidential information or inventions. In some situations, these agreements may conflict with or be subject to the rights of others with whom our employees, consultants, advisors or collaborators have prior employment or consulting relationships. In some situations, these agreements or relationships may conflict with or be subject to foreign law which may provide us with less favorable rights or treatment than under U.S. law. Others may gain access to our inventions, trade secrets or independently develop substantially equivalent proprietary materials, products, information and techniques.

If we cannot attract and retain highly-skilled personnel, our growth might not proceed as rapidly as we intend.

The success of our business will depend on our ability to identify, attract, hire, train, retain, maintain, and motivate highly skilled personnel, particularly sales, scientific, pharmaceutical, medical and technical personnel, for our future success. Competition for highly skilled personnel is intense, and we might not succeed in attracting and retaining these employees. We have experienced a number of employees in our sales department leaving the company and we have been and continue to hire new employees in this capacity. We expect that there may be some delay before we see successful sales results from these new hires, and if so, our sales revenues may decline. If we cannot attract and retain the personnel we require, we would not be able to expand our business as rapidly as we intend.

If we do not effectively manage our business as it evolves, it could affect our ability to pursue opportunities and expand our business.

Evolution in our business has placed and may continue to place a significant strain on our personnel, facilities, management systems and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures and train and manage our workforce. We will have to maintain close coordination among our various departments. If we fail to effectively manage the evolution of our business units, it could affect our ability to pursue business opportunities and expand our business. We have restructured our business into the SEQUENOM Pharmaceuticals and SEQUENOM Genetic Systems business units and face additional challenges in effectively managing these units. We may continue to restructure our company and units which could put additional strain on management.

We are subject to risks associated with our foreign operations.

We expect that a significant portion of our sales will be made outside the United States. A successful international effort will require us to develop relationships with international customers and collaborators. We may not be able to identify, attract, retain, or maintain suitable international customers or collaborators. Expansion into international markets will require us to establish and grow foreign operations, hire additional personnel to run these operations and maintain good relations with our foreign customers and collaborators. International operations involve a number of risks not typically present in domestic operations, including:

•	currency fluctuation risks;

•	changes in regulatory requirements;

•	costs and risks of deploying systems in foreign countries;

•	licenses, tariffs and other trade barriers;

•	political and economic instability and possible country-based boycotts;

•	difficulties in staffing and managing foreign operations;

•	potentially adverse tax consequences;

•	the burden of complying with a wide variety of complex foreign laws and treaties; and

•	different rules, regulations, and policies governing intellectual property protection and enforcement.

Our international operations are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

If our production and laboratory facilities are damaged, our business would be seriously harmed.

Our only production facility is located in San Diego, California, where we also have laboratories. Damage to our facilities due to war, fire, natural disaster, power loss, communications failure, terrorism, unauthorized entry or other events could prevent us from conducting our business for an indefinite period, could result in a loss of important data or cause us to cease development and production of our products. We cannot be certain that our limited insurance to protect against business interruption would be adequate or would continue to be available to us on commercially reasonable terms, or at all.

Responding to claims relating to improper handling, storage or disposal of hazardous chemicals and radioactive and biological materials which we use could be time consuming and costly.

We use controlled hazardous and radioactive materials in the conduct of our business, as well as biological materials that have the potential to transmit disease. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be liable for any damages that result, which could seriously harm our business. Additionally, an accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs. Such damage and any expense resulting from delays, disruptions or any claims may not be covered by our insurance policies.

We may not have adequate insurance if we become subject to product liability or other claims.

Our business exposes us to potential product liability and other types of claims. Any claim in excess of our insurance coverage would have to be paid out of our cash reserves, which would have a detrimental effect on our financial condition. It is difficult to determine whether we have obtained sufficient insurance to cover potential claims. Also, we cannot assure you that we can or will maintain our insurance policies on commercially acceptable terms, or at all.

Compliance with changing corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission, or SEC, regulations and Nasdaq Stock Market rules, are creating additional requirements, and in some cases uncertainty for companies such as ours. To maintain high standards of corporate governance and public disclosure, we intend to invest all reasonably necessary resources to comply with the additional requirements and the evolving standards. This investment has resulted in and may continue to result in, increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities.

Our stock price has been and may continue to be volatile, and your investment could suffer a decline in value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including but not limited to:

•	actual or anticipated variations in quarterly and annual operating results;

•	announcements of technological innovations by us or our competitors;

•	our success in entering into, and the success in performing under, therapeutic and diagnostic development and commercialization agreements with others;

•	developments or disputes concerning patent or proprietary rights; and

•	general market conditions out of our control.

The stock market in general, and the Nasdaq National Market and the market for life sciences companies in particular, have experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of the listed companies. There have been dramatic fluctuations in the market prices of securities of biotechnology and pharmaceutical companies. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Sharp drops in the market price of our common stock expose us to securities class-action litigation. Such litigation could result in substantial costs and a diversion of management’s attention and resources, which would seriously harm our business, financial condition and results of operations. The Nasdaq National Market imposes, among other requirements, listing maintenance standards as well as minimum bid and public float requirements. During the first quarter of 2003, the closing price of our common stock fell to a low of $1.31 per share. If the closing bid price of our common stock falls below $1.00 per share for thirty consecutive trading days, Nasdaq may choose to delist our common stock from the Nasdaq National Market. If the stock were delisted, the ability of our shareholders to sell their common stock would be negatively affected.

We have adopted anti-takeover provisions that may limit the ability of another party to acquire us and that could cause our stock price to decline.

Various provisions of our certificate of incorporation and bylaws and Delaware law may discourage or prevent a third party from acquiring us, even if doing so would benefit our stockholders. These provisions provide for, among other things, a classified board of directors, by which approximately one third of the directors are elected each year, advance notice requirements for proposals that can be acted upon at stockholder meetings and limitations on who may call stockholder meetings. In October 2001, we adopted a stockholder rights plan. Pursuant to our stockholders rights plan, each share of our outstanding common stock has an associated preferred share purchase right. The rights will not trade separately from our common stock until, and are exercisable only upon, the acquisition or potential acquisition by a person or group of or the tender offer for 15% or more of our common stock. As a result of these provisions, we could delay, deter or prevent a takeover attempt or third party acquisition that our stockholders consider to be in their best interests, including a takeover attempt that results in the payment of a premium for our common stock. Our board of directors, without further approval of the stockholders, is authorized to issue “blank check” preferred stock and to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to this preferred stock. The issuance of preferred stock could adversely affect the voting power of the holders of our common stock, making it more difficult for a third party to gain control of us, discouraging premium bids for our common stock or otherwise adversely affecting the market price of our common stock.

Risks Relating to the Offered Securities

Our stock price may continue to experience fluctuations, which may significantly affect the market price of our common stock and securities exchangeable or exercisable for our common stock.

The market price of our common stock fluctuates over a range and is expected to continue to be volatile in the future. These price fluctuations may be rapid and severe and may leave investors little time to react. Factors that may affect the market price of our common stock include the risks and uncertainties described above in this prospectus and described in the applicable prospectus supplement, as well as changes in securities analysts’ earnings projections or securities analysts’ recommendations. These factors could lead to a significant decrease in the market price of our common stock and securities exchangeable or exercisable for our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management proposes to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference, and the applicable prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intend,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” “opportunity,” “goals,” or “should,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Summary” included elsewhere in this prospectus and in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our common stock and/or warrants offered hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include research and development, capital expenditures, working capital, and preclinical development and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 75,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 27, 2004, approximately 39,988,949 shares of common stock were outstanding and no shares of preferred stock were outstanding. To date, our board of directors has designated 750,000 of the 5,000,000 authorized shares of preferred stock as Series A Junior Participating Preferred Stock, which series is described in greater detail below under “—Preferred Stock—Share Purchase Rights Plan.”

The following summary describes the material terms of our capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to our second amended and restated certificate of incorporation, our restated bylaws, as amended, the certificate of designation for our Series A Junior Participating Preferred Stock, and our stockholder rights plan, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting.    Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval.

Dividends and Other Distributions.    Holders of our common stock are entitled to share in an equal amount per share in any dividends declared by our board of directors on the common stock and paid out of legally available assets.

Distribution on Dissolution.    Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights.    Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 750,000 of the 5,000,000 authorized shares of preferred stock as Series A Junior Participating Preferred Stock, which series is described in greater detail below under “—Share Purchase Rights Plan.”

The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of us. We have no present plans to issue any shares of preferred stock.

Share Purchase Rights Plan.    Each outstanding share of our common stock has attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of our common stock to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, which we refer to as participating preferred shares, at a price of $85.00 per one one-hundredth of a participating preferred share, subject to adjustment. Each one one-hundredth of a share of participating preferred shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of our common stock. The description and terms of the rights are set forth in a Rights Agreement, dated as of October 22, 2001, between us and American Stock Transfer & Trust Co., as rights agent, which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Anti-Takeover Provisions

Delaware Law.    We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless before the date that the person became an “interested stockholder,” the board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder,” or after the date that the person became an “interested stockholder,” the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.” Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Bylaw and Certificate of Incorporation Provisions.    Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, our President, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Our bylaws provide that the authorized number of directors must be set within a range of five to nine by 66 2/3% of the directors then in office or by 66 2/3% of the stockholders at the annual meeting of stockholders. Our certificate of incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing on The Nasdaq National Market

Our common stock is listed on The Nasdaq National Market under the symbol “SQNM.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants to purchase common stock in one or more series that we may offer under this prospectus. Warrants may be offered independently or together with common stock offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference into the registration statement of which this prospectus is a part, from an amendment to the registration statement or reports we file with the SEC.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, including, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the number of warrants being offered with each share of common stock;

•	the number of shares of common stock that can be purchased if a holder exercises the warrant and the price at which such common stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business in the warrant agreement and the warrants;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	potential federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Until any warrants to purchase common stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Warrant Adjustments” below and as may be further described in the applicable prospectus supplement.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void. A holder of warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed as provided in the applicable warrant agreement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant will be adjusted proportionately if we subdivide or combine our common stock. In addition, the applicable prospectus supplement will describe any provisions for changes to, or adjustments in, the exercise price and in the securities or other property receivable upon exercise of the warrants under various circumstances, such as if we, without payment for, issue capital stock or other securities convertible into or exchangeable for common stock as a dividend or distribution to holders of our common stock or issue common stock or additional stock or other securities or property to holders of our common stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement.

Holders of common stock warrants may have additional rights under specific circumstances described in the applicable prospectus supplement, such as in connection with specific reclassifications, capital reorganizations or changes of the common stock, specific share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, or specific sales or dispositions to another entity of all or substantially all of our property and assets. Unless the applicable prospectus supplement states otherwise, if one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants then outstanding, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus:

•	to or through one or more underwriters or dealers;

•	directly to purchasers, through agents; or

•	through a combination of any of these methods of sale.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the securities). In addition, underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing its market price.

The underwriters in an offering of the common stock may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We maintain a worldwide website at www.sequenom.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site. Our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to those reports that we file with, or furnish to, the SEC are currently available free of charge to the general public through a link to the SEC’s website on our website at www.sequenom.com. These reports are accessible through our website at a reasonably practicable time after being filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on January 25, 2000 (File No. 000-29101), including any amendments or reports filed for the purpose of updating this description;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 31, 2003 (File No. 000-29101);

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as filed with the SEC on May 15, 2003 (File No. 000-29101);

•	Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2003, as filed with the SEC on August 13, 2003 (File No. 000-29101);

•	Our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2003, as filed with the SEC on November 12, 2003 (File No. 000-29101);

•	Our Current Report on Form 8-K which was filed on October 23, 2001(File No. 000-29101); and

•	Our Current Report on Form 8-K which was filed on May 20, 2003 (File No. 000-29101).

You may request a copy of these filings at no cost, by writing or telephoning us at: SEQUENOM, Inc., 3595 John Hopkins Court, San Diego, California 92121, or (858) 202-9000, Attention: Investor Relations.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective date of filing such documents.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each such statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$6,335
Accounting fees and expenses	$15,000
Legal fees and expenses	$30,000
Printing and miscellaneous expenses	$2,000

Total	$53,335

Item 15. Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law, or the DGCL, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) require the registrant to indemnify its directors and executive officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provide the registrant with the power, in its discretion, to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions. The registrant has an insurance policy covering the officers and directors of the registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement (1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	Bylaws of the Registrant, as amended (3).

3.3	Registrant’s Certificate of Designation of Series A Junior Participating Preferred Stock.(4)

4.1	Specimen common stock certificate.(2)

4.2	Rights Agreement dated as of October 22, 2001 between the Registrant and American Stock and Transfer & Trust Company, including attached form of Rights Certificate.(4)

4.3	Form of Common Stock Warrant Agreement and Warrant Certificate.(1)

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-91665), as amended.
(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 23, 2001.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 30th day of January, 2004.

SEQUENOM, INC.

By:	/s/ Antonius Schuh, Ph.D.
Antonius Schuh, Ph.D.
President, Chief Executive Officer and Director

By:	/s/ Stephen L. Zaniboni
Stephen L. Zaniboni
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antonius Schuh, Ph.D., and Stephen L. Zaniboni, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

DATE	SIGNATURE	TITLE

January 29, 2004	/s/ Antonius Schuh, Ph.D. Antonius Schuh, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

January 29, 2004	/s/ Stephen L. Zaniboni Stephen L. Zaniboni	Chief Financial Officer (Principal Financial and Accounting Officer)

January 29, 2004	/s/ Charles R. Cantor, Ph.D. Charles R. Cantor, Ph.D.	Chief Scientific Officer and Director

January 29, 2004	/s/ Harry F. Hixson, Jr., Ph.D. Harry F. Hixson, Jr., Ph.D.	Chairman of the Board of Directors

January 29, 2004	/s/ Ernst-Gunter Afting, Ph.D., M.D. Ernst-Gunter Afting, Ph.D., M.D.	Director

January 29, 2004	/s/ Daniel L. Kisner, M.D. Daniel L. Kisner, M.D.	Director

January 29, 2004	/s/ Ronald M. Lindsay, Ph.D. Ronald M. Lindsay, Ph.D.	Director

January 29, 2004	/s/ John E. Lucas John E. Lucas	Director

January 29, 2004	/s/ Kris Venkat, Ph.D. Kris Venkat, Ph.D.	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement (1)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (2)

3.2	Bylaws of the Registrant, as amended (3).

3.3	Registrant’s Certificate of Designation of Series A Junior Participating Preferred Stock.(4)

4.1	Specimen common stock certificate.(2)

4.2	Rights Agreement dated as of October 22, 2001 between the Registrant and American Stock and Transfer & Trust Company, including attached form of Rights Certificate.(4)

4.3	Form of Common Stock Warrant Agreement and Warrant Certificate.(1)

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-91665), as amended.
(3)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed October 23, 2001.